Exhibit 10.8

PENN VIRGINIA CORPORATION

CHANGE OF LOCATION SEVERANCE AGREEMENT

THIS CHANGE OF LOCATION SEVERANCE AGREEMENT (the “Agreement”) dated as of November 5, 2008 (the “Effective Date”) by and between Penn Virginia Corporation, a Virginia corporation (the “Company”), and Nancy M. Snyder (“Executive”).

WHEREAS, the Company and Executive are parties to an agreement, dated August 6, 1998, pursuant to which the Company agreed to provide Executive a special payment in the event Executive elects to resign from employment with the Company as a result of a material change in the geographic location at which Executive must perform services (the “Existing Agreement”);

WHEREAS, the Company and Executive desire to amend and restate the Existing Agreement to comply with the applicable requirements of section 409A of the Internal Revenue Code, as amended, and the regulations promulgated thereunder (the “Code”); and

WHEREAS, the Company and Executive hereby agree that this Agreement shall supersede and replace the Existing Agreement as of the Effective Date.

THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

1. Termination of Employment. Executive may initiate a termination of Executive’s employment with the Company if there is a material change in the geographic location at which Executive must perform services (which, for purposes of this Agreement, means relocation of the Company’s current headquarters in Radnor, Pennsylvania at which Executive is principally employed to a location more than 50 miles from Radnor, Pennsylvania); provided, however, that in order to terminate Executive’s employment with the Company hereunder, Executive must object in writing to the Company within 30 days following initial written notification of the relocation or proposed relocation, the Company shall have 30 days after delivery of Executive’s notice in which to rescind or otherwise remedy the action and give Executive written notice of such rescission or remedy, and Executive’s employment must terminate at the end of such 30-day cure period. Notwithstanding any provision to the contrary herein, the Company may request Executive to provide services for a specified transition period, upon such terms and conditions as mutually agreeable to the Company and Executive, consistent with the requirements of section 409A of the Code.

2. Special Payment. Upon termination of Executive’s employment as described in Section 1 above, the Company shall pay Executive an amount equal to 12 months of Executive’s base salary at the rate in effect immediately prior to Executive’s termination date. Payment shall be made in equal installments beginning within 30 days following the effective date of Executive’s termination of employment, in accordance with the Company’s normal payroll practices. No other payments or benefits shall be due under this Agreement to Executive, but Executive shall be entitled to any compensation earned but unpaid through the termination date and any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of the Company.

3. Section 409A of the Code. This Agreement is intended to comply with the requirements of section 409A of the Code and, specifically, with the separation pay exemption and short-term deferral exemption of section 409A, and shall in all respects be administered in accordance with section 409A. For purposes of section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under section 409A of the Code and the right to a series of installment payments shall be treated as the right to a series of separate payments. In no event shall Executive, directly or indirectly, designate the calendar year of payment. Notwithstanding anything in this Agreement to the contrary, if required by section 409A, if Executive is considered a “specified employee” for purposes of section 409A and if payment under Section 2 above is required to be delayed for a period of six months after “separation from service” pursuant to section 409A, payment shall be delayed as required by section 409A, and the postponed amounts shall be paid in a lump sum payment to Executive on the first payroll date that occurs after the date that is six months following Executive’s “separation from service” with the Company. If Executive dies during the postponement period prior to payment of the postponed amount, the amounts postponed on account of section 409A of the Code shall be paid to the personal representative of Executive’s estate within 60 days after the date of Executive’s death.

4. Withholding. The payment described in Section 2 above shall be made subject to applicable tax withholding, and the Company shall withhold from such payment all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to such payment.

5. Assignment. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Company to, and each successor shall, assume expressly in writing prior to the effective date of such succession and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place.

6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia without regard to conflicts of law principles.

7. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto and supersedes any and all existing agreements and understandings (including, without limitation, the Existing Agreement) concerning the subject matter hereof, it being understood that the Change of Control Severance Agreement existing between the Company and Executive concerns a different subject matter than this Agreement. This Agreement may be changed only by a written document signed by Executive and the Company.

8. Counterparts. This Agreement may be executed in any number of counterparts (including facsimile counterparts), each of which shall be an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

PENN VIRGINIA CORPORATION

By:	/s/ A. James Dearlove
Name:	A. James Dearlove
Title:	President and Chief Executive Officer

EXECUTIVE

/s/ Nancy M. Snyder
Nancy M. Snyder

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